Exhibit 10.2

Endwave Corporation
2005 Executive Incentive Compensation Plan

I. Philosophy

Attainment of our goals for 2005 will require that our Executive team work seamlessly together in building sales revenue, examining and executing on strategic opportunities, maintaining cost control and focusing on the bottom line. The basis for the incentive plan is a combination of Endwave’s Annual Operating Plan as well as personal contributions to meeting our annual corporate goals.

The award of bonuses will be discretionary, administered by the Board of Directors, and based upon several factors, including but not limited to: individual performance, team work, exhibited leadership, and efforts in the sales process.

II. Participation:

•	All Endwave regular, Executive employees as determined by the Board of Directors (“Officers”) will participate in the incentive plan.

•	Officers who worked less than twelve months, but more than one month, (new hires and those on leave of absence) will receive a pro-rata share of their bonus based on the percent of the year worked.

•	Participants must be employed as of the day of bonus payment.

•	Officers are eligible for a target bonus to be determined by the Compensation Committee of the Endwave Board of Directors (the “Committee”) based on corporate and personal performance criteria established by the Committee.

•	The payment of a bonus to any Officer is totally discretionary and will not be paid if the Board of Directors believes that it is in the best interest of the company not to pay bonuses.

•	The bonus payment date is anticipated to be on or about January 31, 2006, after completion of the annual corporate audit.

III. Incentive Plan

•	A bonus pool is generated by multiplying the bonus target times the corporate performance achievement level.

•	Corporate performance is determined based upon financial results for the fiscal year in accordance with the guidelines established by the Committee.

•	Individual performance is determined by the Committee.

IV. Performance Targets

•	The corporate performance percentage is based on the critical factors of the Annual Operating Plan. As the plan states, we are focused on the following:

(1)	Grow sales, by capturing new customers, expanding current customers, and acquisitions.

(2)	Build profitability, by maintaining high operating leverage, fixing low margin products and capturing NRE.

(3)	Generate cash from operations, by improving gross margin and bottom line performance.

(4) Widen our position as the leader in technology and quality

V. Bonus Percentage

•	The performance percentage is calculated by reference to the corporate achievement level for each of the above items. Various percentages can be earned for each measure depending on whether that performance is above or below plan.

•	At the discretion of the Board of Directors, targets may be changed dependent upon our business outlook

VI. Definitions:

Sales revenue includes sales of products and recognition of non-recurring engineering fees,

Gross margin is calculated as sales revenue minus cost of goods sold

Operating profit is calculated as sales revenue less cost of goods sold and operating expenses, including bonus expense. It does not include interest income/expense, intangible costs, taxes or other non-operating income or expenses.

Operating cash is the “GAAP” calculation of cash generated or used to run the company’s operations, and excludes cash from investments or financings.

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